Exhibit 107
Calculation of Filing Fee Tables
Form S-1
(Form Type)
Hamilton Insurance Group, Ltd.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Maximum Aggregate Offering Price (1)(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Share, par value $0.01 per share	Rule 457(o)	$100,000,000	0.00014760	$14,760.00
	Total Offering Amounts			$100,000,000		$14,760.00
	Total Fees Previously Paid					—
	Total Fee Offsets					—
	Net Fee Due			$100,000,000		$14,760.00
(1)Includes offering price of any additional shares that the underwriters have the option to purchase.
(2)Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.